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                                                       Exhibit 99.B(d)(2)(Y)(ii)

                                   SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by ING Investment Management Advisors B.V. ("Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed and payable monthly, based on the monthly average of net assets under management of the Series at the following annual rates of the average daily net assets of the Series:

SERIES                                  RATE
------                                  ----
ING Developing World Portfolio          0.3850%

     If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

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